Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 9, 2008.

Prospectus Supplement to the Prospectus dated July  16, 2008 and the Prospectus Supplement dated July 16, 2008 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Index-Linked Notes due (Linked to the Return of a Global Basket of Two Indices versus an Emerging Markets Index)

The notes will not pay interest, and no other payments will be made prior to stated maturity. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date and is expected to be approximately thirteen months after the original issue date, subject to postponement) will be based on the comparative return of (i) an equally-weighted global basket comprised of the S&P 500® Index and the MSCI EAFE Index versus (ii) the MSCI Emerging Markets Index, as measured during the period from the trade date to the determination date (which will be set on the trade date and is expected to be the tenth scheduled trading day prior to the stated maturity date, subject to postponement).

The amount that you receive at stated maturity on your notes will be based on the return on the global basket relative to the return on the emerging markets index during the period from the trade date to the determination date. You will receive less than the face amount of your notes if the return on the global basket during that period is less than the return on the emerging markets index during that period. If the global basket return for such period is higher than the emerging markets return for that period, at stated maturity you will receive the face amount of your notes plus an amount equal to the face amount times the percentage difference between the return on the global basket relative to the return on the emerging markets index.

If the global basket return is less than the emerging markets index return for such period, you will receive the face amount of your notes less an amount equal to the face amount of your notes times the difference between the return on the global basket relative to the return on the emerging markets index (i.e., you could lose the entire face amount of your notes if the emerging markets index return is at least 100% greater than the global basket return during the relevant period). If the return on the global basket and the return on the emerging markets index for such period are the same, you will receive only the face amount of your notes at stated maturity.

To determine the payment on your notes at maturity, we will first calculate the global basket return and the emerging markets index return, each of which will equal the quotient of (i) each of the basket’s and the index’s final levels on the determination date divided by (ii) the initial level set on the trade date of the same, respectively. If the global basket return is greater than or equal to the emerging markets index return, then we will calculate the comparative return by subtracting the emerging markets index return from the global basket return, which will result in a positive return. If the global basket return is less than the emerging markets index return, then we will calculate the comparative return by subtracting the global basket return from the emerging markets index return, which will result in a negative return.

On the stated maturity date, for each $1,000 face amount of your notes:

•

If the global basket has a higher return than the emerging markets index, you will receive the face amount plus 1% of the face amount for every 1% that the global basket has a higher return than the emerging markets index; or

•

If the global basket has a lower return than the emerging markets index, you will receive the face amount minus 1% of the face amount for every 1% that the global basket has a lower return than the emerging markets index. The payment amount at stated maturity will not be less than $0; or

•	If the global basket has the same return as the emerging markets index, you will receive only the face amount of your notes.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. In addition, the notes may be issued at a premium to the face amount on the original issue date. Therefore, in such a case, if the index level does not increase sufficiently over the life of your notes, you may lose a significant portion of your investment in the notes. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this prospectus supplement through October     , 2008. You should read “Additional Risk Factors Specific to Your Notes” on page S-7 so that you may better understand those risks.

Original issue date (settlement date):

Original issue price:              % of the face amount

Underwriting discount:              % of the face amount

Net proceeds to the issuer:              % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional offered notes after the date of this prospectus supplement, at different issue prices, underwriting discounts, and net proceeds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated              , 2008

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of the McGraw Hill Companies, Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 16, 2008, as supplemented by the accompanying prospectus supplement, dated July 16, 2008, of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Global basket: S&P 500® Index (Bloomberg ticker “SPX”), as published by Standard & Poor’s, a division of The McGraw-Hill Companies, and MSCI EAFE Index (Bloomberg ticker “MXEA”), as published by MSCI Inc.; we refer to each index included in the global basket as a “global basket index”

Emerging markets index: MSCI Emerging Markets Index (Bloomberg ticker “MXEF”), as published by MSCI Inc.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Trade date:

Settlement date (original issue date): expected to be the tenth scheduled business day from the trade date

Stated maturity date (to be set on the trade date): a specified date, which is expected to be approximately thirteen months after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-17

Determination date (to be set on the trade date): a specified date, which is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-17

Payment amount: on the stated maturity date, we will pay the holder for each $1,000 face amount of the notes an amount in cash equal to:

•	if the global basket return is greater than or equal to the emerging markets index return, the product of (1) the $1,000 face amount times (2) the sum of 100% plus the comparative return; and

•

if the global basket return is less than the emerging markets index return, the product of (1) the $1,000 face amount times (2) the result of 100% minus the lesser of (a) the comparative return and (b) 100%

Initial S&P 500® level (to be set on the trade date):

Initial MSCI EAFE level (to be set on the trade date):

Initial emerging markets index level (to be set on the trade date):

Final S&P 500® level: the closing level of the S&P 500® Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-17

Final MSCI EAFE level: the closing level of the MSCI EAFE Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a

Non-Trading Day” on page S-17 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-17

Final emerging markets index level: the closing level of the emerging markets index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-17

Closing level of a global basket index or the emerging markets index:

•

with respect to the S&P 500® Index, the official closing level of such index, or any successor index, published by the applicable index sponsor at the regular weekday close of trading on the relevant exchanges on any given trading day for such index; and

•	with respect to the MSCI EAFE Index, the official closing level of the MSCI EAFE Index or any successor index published by the applicable index sponsor on such trading day for such index

•

with respect to the MSCI Emerging Markets Index, the official closing level of the MSCI Emerging Markets Index or any successor index published by the applicable index sponsor on such trading day for such index

Global basket weighting: with respect to each global basket index, 50%

Initial global basket level: 100

Final global basket level: the sum of (1) the final S&P 500® level times the SPX multiplier, plus (2) the final MSCI EAFE level times the MXEA multiplier

SPX multiplier (to be set on the trade date): expected to equal the quotient of (i) the product of the global basket level of 100 times the global basket weighting for the S&P 500® Index of 50% divided by (ii) the initial S&P 500® level (rounded); the SPX multiplier will remain constant for the life of the notes

MXEA multiplier (to be determined on the trade date): expected to equal the quotient of (i) the product of the initial global basket level of 100 times the global basket weighting for the MSCI EAFE Index of 50% divided by (ii) the initial MSCI EAFE level (rounded); the MXEA multiplier will remain constant for the life of the notes

Global basket return: the quotient of the final global basket level divided by the initial global basket level, expressed as a percentage

Emerging markets index return: the quotient of the final emerging markets index level divided by the initial emerging markets index level, expressed as a percentage

Comparative return:

•	if the global basket return is greater than or equal to the emerging markets index return, the result of the global basket return minus the emerging markets index return; and

•	if the global basket return is less than the emerging markets index return, the result of the emerging markets index return minus the global basket return

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-19

Trading day: as described on page S-19

CUSIP no.:

ISIN no.:

HYPOTHETICAL EXAMPLES

The following tables and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical global basket returns and emerging markets index returns on the determination date (which has not yet been set) could have on the payment amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of levels of the global basket indices and the emerging markets index that are entirely hypothetical; no one can predict what the closing levels of the global basket indices and the emerging markets index will be on the determination date. The global basket indices and the emerging markets index have been highly volatile — meaning that the levels of the global basket indices and the emerging markets index has changed substantially in relatively short periods — in the past and their performance cannot be predicted for any future period.

Moreover, we have not yet set the initial S&P 500® level, the initial MSCI EAFE level, the initial emerging markets index level, the SPX multiplier or the MXEA multiplier that will serve as the baseline for determining the global basket return and the emerging markets index return and the amount that we will pay, if any, on your notes at maturity. We will not do so until the trade date. As a result, the actual initial S&P 500® level, initial MSCI EAFE level, initial emerging markets index level, SPX multiplier and MXEA multiplier may differ substantially from the levels of the applicable global basket index or emerging markets index prior to the trade date.

For these reasons, the actual performance of the global basket indices and the emerging markets index over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical returns or levels of the global basket indices and the emerging markets index shown elsewhere in this prospectus supplement. For information about the levels of the global basket indices and the emerging markets index during recent periods, see “The Global Basket Indices and the Emerging Markets Index — Historical Closing Levels of the Indices” on page S-28 and “— Hypothetical Historical Global Basket Return and Emerging Markets Index Return” on page S-30. Before investing in the offered notes, you should consult publicly available information to determine the levels of the global basket indices and the emerging markets index between the date of this prospectus supplement and the date of your purchase of the offered notes.

The levels in the leftmost column and second column of the tables represent hypothetical global basket returns and emerging markets index returns, respectively, on the determination date and are expressed as percentages. The amounts in the rightmost column represent the hypothetical payment amounts, based on the corresponding hypothetical final global basket returns and final emerging markets index returns and are expressed as percentages of the outstanding face amount of your notes. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would make for the outstanding face amount of your notes on the stated maturity date would equal 100% of the outstanding face amount of your notes, based on the corresponding hypothetical final global basket return and final emerging markets index return and the assumptions noted below.

The information in the table reflects hypothetical payment amounts on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the global basket indices and the emerging markets index. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” below. The table below is also subject to the key terms and assumptions below.

Key Terms and Assumptions

Face amount	$1,000

Neither a market disruption event nor a non-trading day occurs or is continuing on the originally scheduled determination date

No change in or affecting any of the index stocks or the methods by which the index sponsors calculate the global basket indices and the emerging markets index

No change in the relative weighting of any index stocks underlying any global basket index or the emerging markets index

Notes purchased on original issue date and held to the stated maturity date

Any rate of return you may earn on an investment in the notes may be lower than what you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

Hypothetical Global Basket Return	Hypothetical Emerging Markets Index Return	Hypothetical Comparative Return (When Hypothetical Global Basket Return Is Greater Than or Equal to the Hypothetical Emerging Markets Index Return)	Hypothetical Comparative Return (When Hypothetical Global Basket Return Is Less Than the Hypothetical Emerging Markets Index Return)	Hypothetical Payment Amount at Maturity as % of Face Amount
If both the global basket return and the emerging markets index return remain unchanged, the payment amount will be the face amount.
100%	100%	0%	N/A	100%

If the global basket has a higher return than the emerging markets index, the payment amount will be greater than the face amount.
150%	80%	70%	N/A	170%
105%	90%	15%	N/A	115%
100%	95%	5%	N/A	105%
95%	75%	20%	N/A	120%
90%	80%	10%	N/A	110%

Hypothetical Global Basket Return	Hypothetical Emerging Markets Index Return	Hypothetical Comparative Return (When Hypothetical Global Basket Return Is Greater Than or Equal to the Hypothetical Emerging Markets Index Return)	Hypothetical Comparative Return (When Hypothetical Global Basket Return Is Less Than the Hypothetical Emerging Markets Index Return)	Hypothetical Payment Amount at Maturity as % of Face Amount
If the global basket has a lower return than the emerging markets index, the payment amount will be less than the face amount.
95%	100%	N/A	5%	95%
95%	130%	N/A	35%	65%
50%	160%	N/A	110%	0%
85%	90%	N/A	5%	95%
80%	95%	N/A	15%	85%

If, for example, the global basket return were determined to be 125% and the emerging markets index return were determined to be 120%, the comparative return for your notes will equal 5%. Because the global basket has a higher return than the emerging markets index, you will receive the face amount plus 1% of the face amount for every 1% that the global basket has a higher return than the emerging markets index, and the payment amount that we would deliver on your notes at maturity would be 105% of the face amount of your notes. On the other hand, if, for example, the global basket return were determined to be 80% and the emerging markets index return were determined to be 95%, the comparative return for your notes will equal 15%. Because the global basket has a lower return than the emerging markets index, you will receive the face amount minus 1% of the face amount for every 1% that the global basket has a lower return than the emerging markets index, and the payment amount that we would deliver on your notes at maturity would be 85% of the face amount of your notes. Therefore, if the emerging markets index return exceeds the global basket return, then the amount payable on your notes at maturity will be less than the face amount of your notes and may even be zero.

We cannot predict the actual closing levels of the global basket indices or the emerging markets index level on the determination date, nor can we predict the comparative relationship between the levels of the global basket indices and the emerging markets index and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial S&P 500® level, the initial MSCI EAFE level, the initial emerging markets index level, the SPX multiplier and the MSCI EAFE multiplier we will set on the trade date and the actual closing levels of the global basket indices and the emerging markets index determined by the calculation agent as described above (and, in the case of the rate of return on your notes, the purchase price you paid for your notes). Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid, if any, in respect of your notes on the stated maturity date may be very different from the hypothetical payment amounts shown in the table above.

S-7

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated July 16, 2008. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks underlying the global basket indices or the emerging markets index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. Your cash payment on your notes, if any, on the stated maturity date will be based on the comparative return of (i) an equally-weighted global basket comprised of the S&P 500® Index and the MSCI EAFE Index versus (ii) the MSCI Emerging Markets Index, as measured during the period from the trade date to the determination date (specified on the trade date and is expected to be the tenth scheduled trading day before the originally scheduled stated maturity date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-17). If the global basket has a lower return than the emerging markets index, you will receive less than the face amount of your notes. For every 1% that the global basket has a lower return than the emerging markets index, you will lose 1% of the face amount of your notes. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Payment Amount Is Not Linked to the Levels of the Global Basket Indices or the Emerging Markets Index at Any Time Other Than the Determination Date

The global basket return and the emerging markets index return will be based on the closing levels of the global basket indices and the emerging markets index on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Global Basket Indices and the Emerging Markets Index”). Therefore, for example, if the closing levels of the global basket indices declined significantly on the determination date relative to the closing level of the emerging markets index, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been based on the closing levels of the global basket indices and the emerging markets index prior to such changes in index levels. Although the actual levels of the global basket indices may be higher relative to the actual level of the emerging markets index on the stated maturity date or at other times during the life of your notes than on the determination date, you will not benefit from the closing levels of the global basket indices and the emerging markets index at any time other than the determination date.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this prospectus supplement through October    , 2008. After October    , 2008, the price at which Goldman,

Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Return of One Global Basket Index May Offset Increases in the Other Global Basket Index

The global basket is comprised of the S&P 500® index and the MSCI EAFE index, which are equally weighted. Declines in the level of one global basket index may offset increases in the level of the other global basket index. As a result, the return on the global basket indices may be reduced or eliminated, which likely will have the effect of reducing the amount payable, if any, in respect of your notes at maturity, depending on the emerging markets index return.

Depending on the Return of the Emerging Markets Index, You May Not Receive a Payment Amount Greater Than the Face Amount of Your Notes Even If the Final Global Basket Level Exceeds the Initial Global Basket Level

Your return on the notes depends on the relative returns of the global basket and the emerging markets index. Therefore, even if the final global basket level exceeds the initial global basket level of 100, you may not receive a payment amount greater than the face amount of your notes if the level of the emerging markets index has increased significantly over the life of your notes. Even if the global basket return is greater than 100%, you will lose all or a significant portion of your notes if the emerging markets index return is greater than the global basket return.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect any Dividends Paid on the Index Stocks

The index sponsors calculate the levels of the global basket indices and the emerging markets index by reference to the prices of the index stocks underlying the applicable global basket index or emerging markets index without taking into account of the value of dividends paid on the applicable index stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the index stocks underlying the global basket indices and received the dividends paid on the applicable index stocks. See “— You Have No Shareholder Rights or Rights to Receive any Stock” below for additional information.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

One of the global basket indices is the MSCI EAFE Index and the emerging markets index is the MSCI Emerging Markets Index, and both track the value of certain foreign equity securities. The MSCI EAFE Index consists of twenty-one developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. The MSCI Emerging Markets Index consists of 25 emerging market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the MSCI EAFE Index and the MSCI Emerging Market Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The countries whose indices are represented by the MSCI Emerging Markets Index include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Your Notes Are Linked to the MSCI EAFE Index and the MSCI Emerging Markets Index, and Are Therefore Subject to Foreign Currency Exchange Rate Risk

Because the payment amount on your notes will be calculated based, in part, on the MSCI EAFE Index and the MSCI Emerging

Markets Index, investors of the notes will be exposed to foreign currency exchange rate risk with respect to each of the currencies represented in the MSCI EAFE Index and the MSCI Emerging Markets Index. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index and the MSCI Emerging Markets Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall index. If, taking into account such weight, the dollar strengthens against such currencies, the level of the MSCI EAFE Index and the MSCI Emerging Markets Index will be adversely affected and the amount payable at maturity of the notes may be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balance of payments among countries;

•	the extent of government surpluses or deficits in the component countries and the United States; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

The Return on Your Notes Will Depend, in Part, on Changes in the Levels of the MSCI EAFE Index and the MSCI Emerging Markets Index and Will Not Be Adjusted for Changes in U.S. Dollar Foreign Currency Exchange Rates

Although the index stocks underlying the MSCI EAFE Index and MSCI Emerging Markets Index are traded in currencies other than U.S. dollars and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the U.S. dollar foreign currency exchange rates relating to index stocks underlying the MSCI EAFE Index and the MSCI Emerging Markets Index. The payment amount on the stated maturity date will be based, in part, upon the overall change in the levels of the MSCI EAFE Index and the MSCI Emerging Markets Index during the life of your notes, and not the U.S. dollar foreign currency exchange rates. Changes in foreign currency exchange rates, however, may reflect changes in the economies of the countries that the MSCI EAFE Index and the MSCI Emerging Markets Index track that, in turn, may affect the closing levels of the MSCI EAFE Index and the MSCI Emerging Markets Index on the determination date.

The Market Value of Your Notes May Be Influenced by Many Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the levels of the global basket indices and the emerging markets index;

•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the global basket indices and the emerging markets index;

•	the dividend rates of the index stocks underlying the global basket indices and the emerging markets index;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the global basket indices and the emerging markets index;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of each of the global basket indices or the emerging markets index based on their historical index levels.

If the Levels of the Global Basket Indices or the Emerging Markets Index Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the return of the global basket indices and the emerging markets index. Changes in the levels of the global basket indices and the emerging markets index may not result in a comparable change in the market value of your notes. Even if the levels of the global basket indices generally increase during the life of the notes, and the levels of the emerging markets index generally decline during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Global Basket Indices or the Emerging Markets Index or the Index Stocks May Impair the Market Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing and selling futures and other instruments linked to either global basket index, the emerging markets index, the component indices or the index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the applicable global basket index, the emerging markets index, the component indices or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level or price of the applicable global basket index, the emerging markets index, the component indices or the index stocks. Any of these hedging activities may adversely affect the levels of the applicable global basket index or emerging markets index — directly or indirectly by affecting the price of the applicable index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to either global basket index, the emerging markets index, the component indices or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the levels of the applicable global basket index or emerging markets index — directly or indirectly by affecting the price of the applicable index stocks — and, therefore, the market value of your notes and the amount we will pay, if any, on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the levels of either global basket index, the emerging markets index, the component indices, or the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay, if any, on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive any Stock

Investing in your notes will not make you a holder of any of the stocks underlying the S&P 500® Index or the component indices of the MSCI EAFE Index or the MSCI Emerging Markets Index. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks underlying the S&P 500® Index or the component indices of the MSCI EAFE Index or the MSCI Emerging Markets Index.

Our Business Activities May Create Conflicts of Interest between Your Interest in Your Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the global basket indices and the emerging markets index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the global basket indices and the emerging markets index, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to applicable global basket indices or the emerging markets index, and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the levels of the global basket indices and the emerging markets index and, therefore, the market value of your notes and the amount we will pay, if any, on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Will Receive, If Any, at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing levels of the global basket indices and the emerging markets index on the determination date, which we will use to determine the amount we must pay, if any, on the stated maturity date, and determining whether to postpone the determination date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the applicable global basket indices or the emerging markets index. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsors and Changes That Affect the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index, the Applicable Component Indices or the Index Stocks Could Affect the Amount Payable on Your Notes, If Any, and Their Market Value

The policies of the index sponsors concerning the calculation of the levels of the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets Index, additions, deletions or substitutions of the applicable component indices or the index stocks and the manner in which changes affecting such index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the applicable global basket index or the emerging markets index, could affect the levels of the global basket indices and the emerging markets index and, therefore, the amount payable on your notes, if any, on the stated maturity date and the market value of your notes before that date. The amount payable on your notes, if any, and their market value could also be affected if any index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the applicable global basket index or the emerging markets index, or if any index sponsor discontinues or suspends calculation or publication of the level of the applicable global basket index or the emerging markets index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — will determine the amount payable on the stated maturity date, if any, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable global basket index or the emerging markets index. We describe the discretion that the calculation agent will have in determining the levels of the global basket indices and the emerging markets index on the determination date and the amount payable on your note, if any, more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.

Except to the Extent that We Are One of the 500 Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Index Stock Issuers or the Index Sponsors and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuers

The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500® Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index sponsors or the issuers of the index stocks. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the global basket indices and the emerging markets index and the issuers of the index stocks. You, as an investor in your notes, should make your own investigation into the global basket indices and the emerging markets index and the issuers of the index stocks. See “The Global Basket Indices and the Emerging Markets Index” below for additional information about the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets Index.

Neither the index sponsors nor any issuer of the index stocks are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor any such issuer have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date if a Market Disruption Event or a Non-trading Day Occurs

If the calculation agent determines that, on the originally scheduled determination date, a market disruption event with respect to either global basket index or the emerging markets index has occurred or is continuing or if such date is not a trading day for the applicable global basket index or the emerging markets index, the determination date for such global basket index or emerging markets index will be postponed until the first following trading day for such global basket index or emerging markets index on which no market disruption event with respect to such global basket index or emerging markets index occurs or is continuing. Moreover, if the determination date for either global basket index or the emerging markets index is postponed to the last possible day, but the calculation agent determines that the closing level of either global basket index or the emerging markets index is not available because of a market disruption event, a non-trading day or for any other reason (other than due to discontinuance or modification of such global basket index or emerging markets index), that day will nevertheless be the determination date for such global basket index or emerging markets index and the calculation agent will determine the applicable final S&P 500® level, the final MSCI EAFE level or the final emerging markets index level, as the case may be, based on its assessment, made in its sole discretion, of the level of such global basket index or emerging markets index on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Certain U.S. Federal Income Tax Considerations

The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Pursuant to the terms of the offered notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid derivative contract with respect to the long basket indices and the short index. We urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-35.

The Internal Revenue Service announced on December 7, 2007 that it is actively considering the tax treatment of financial instruments such as the notes and it is possible that any future guidance could adversely affect the tax treatment and the value of the notes.

In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes: terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

No interest: we will not pay interest on your notes

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Global Basket Indices, Emerging Markets Index, Index Sponsors, Component Indices and Index Stocks

In this prospectus supplement, when we refer to the global basket indices, we mean the indices comprising the global basket specified on the front cover page, or any successor to any of such indices, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Index” below. When we refer to the emerging markets index, we mean the emerging markets index specified on the front cover page, or any successor to the emerging markets index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Index” below. When we refer to an index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable global basket index or emerging markets index, as the case may be, as then in effect. When we refer to the component indices as of any time, we mean the indices that comprise the MSCI EAFE Index or the emerging markets index as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the index stocks as of any time, we mean the stocks that comprise either global basket index, the emerging markets index or any component index, as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of your notes on the stated maturity date will be an amount in cash equal to:

•	if the global basket return is greater than or equal to the emerging markets index return, the product of (1) the $1,000 face amount times (2) the sum of 100% plus the comparative return; and

•

if the global basket return is less than the emerging markets index return, the product of (1) the $1,000 face amount times (2) the result of 100% minus the lesser of (a) the comparative return and (b) 100%.

Therefore, if the global basket return is greater than the emerging markets index return, you will receive, in addition to your face amount of your notes, 1% of the face amount of your notes for each 1% of the comparative return. However, if the global basket return is less than the emerging markets index return, you will receive your face amount of your notes less 1% of the face amount of your notes for each 1% of the comparative return up to 100%. In such a case, the amount payable on your notes on the stated maturity date will be less than the face amount of your notes and may even be zero.

Initial S&P 500® level, initial MSCI EAFE level, initial emerging markets index level, SPX multiplier and MXEA multiplier

The initial S&P 500® level, initial MSCI EAFE level and initial emerging markets index level will be set on the trade date. The SPX multiplier and MXEA multiplier will also be set on the trade date, and are expected to equal the quotient of (i) the product of the initial global basket level times the global basket weighting for the S&P 500® Index or the MSCI EAFE Index, as the case may be, divided by (ii) the initial S&P 500® level or the initial MSCI EAFE level, as the case may be (rounded).

Final S&P 500® level, final MSCI EAFE level and final emerging markets index level

The calculation agent will determine the final S&P 500® level, final MSCI EAFE level and final emerging markets index level, which will be the closing level of the S&P 500® Index, the MSCI EAFE Index and the emerging markets index, respectively, on the determination date, subject to adjustments as provided under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Index” below.

Initial global basket level and global basket weightings

The initial global basket level is 100, and the global basket weighting for each of the global basket indices is 50%.

Final global basket level and initial weights

The final global basket level will equal the sum of (1) the product of the final S&P 500® level times the SPX multiplier plus (2) the product of the final MSCI EAFE level times the MXEA multiplier.

Global basket return and emerging markets index return

The global basket return will equal the quotient of the final global basket level divided by the initial global basket level, expressed as a percentage. The emerging markets index return will equal the quotient of the final emerging markets index level divided by the initial emerging markets index level, expressed as a percentage.

Comparative return

If the global basket return is greater than or equal to the emerging markets index return, the comparative return will equal the result of the global basket return minus the emerging markets index return. If the global basket return is less than the emerging markets index return, however, the comparative return will equal the result of the emerging markets index return minus the global basket return.

Stated Maturity Date

The stated maturity date for your notes will be a date specified on the trade date and is expected to be approximately thirteen months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

The determination date for your notes will be a date specified on the trade date and is expected to be the tenth scheduled trading day before the originally scheduled stated maturity date unless the calculation agent determines that a market disruption event with respect to the applicable global basket index or the emerging markets index occurs or is continuing on that day or that day is not a trading day for the applicable global basket index or the emerging markets index. In that event, the determination date for such global basket index or emerging markets index, as the case may be, will be the first following trading day for such global basket index or emerging markets index on which the calculation agent determines that a market disruption event with respect to such global basket index or emerging markets index does not occur and is not continuing. In no event, however, will the determination date for the applicable global basket index or the emerging markets index be postponed by more than five scheduled business days. If the determination date for the applicable global basket index or the emerging markets index is postponed to the last possible day, but a market disruption event with respect to such global basket index or emerging markets index occurs or is continuing on that day or that day is not a trading day for such global basket index or emerging markets index, that day will nevertheless be the determination date for such global basket index or emerging markets index.

Consequences of a Market Disruption Event or a Non-Trading Day

If the determination date for the applicable global basket index or the emerging markets index is postponed to the last possible day, but the calculation agent determines that the closing level of either global basket index or the emerging markets index is not available because of a market disruption event, non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of an Index” below), the calculation agent will nevertheless determine the final S&P 500® level, final MSCI EAFE level or final emerging markets index level, as the case may be, based on its assessment, made in its sole discretion, of the levels of such global basket index or emerging markets index on that day.

A market disruption event or non-trading day with respect to a global basket index will not by itself constitute a market disruption event or non-trading day with respect to the other global basket index or the emerging markets index. A market disruption event or non-trading day with respect to the emerging markets index will not by itself constitute a market disruption event or non-trading day with respect to any global basket index.

Discontinuance or Modification of a Global Basket Index or the Emerging Markets Index

If any index sponsor discontinues publication of the applicable global basket index or emerging markets index, and such index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable global basket index or emerging markets index, then the calculation agent will determine the amount payable on the stated maturity date, if any, by reference to the applicable substitute index. We refer to any substitute index approved by the calculation agent as a successor index for the applicable global basket index or the emerging markets index.

If the calculation agent determines that publication of the applicable global basket index or the emerging markets index is discontinued, and there is no successor index for such global basket index or emerging markets index, the calculation agent will determine the amount payable on the stated maturity date, if any, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable global basket index or the emerging markets index.

If the calculation agent determines that the applicable global basket index, the emerging markets index, the component indices comprising the MSCI EAFE Index or the emerging markets index, the stocks underlying the S&P 500® Index or the stocks underlying the component indices of the MSCI EAFE Index or the emerging markets index or the method of calculating any global basket index or the emerging markets index is changed at any time in any respect — including any split or reverse-split of the applicable global basket index or the emerging markets index and any addition, deletion or substitution and any reweighting or rebalancing of the stocks underlying the S&P 500® Index or the component indices underlying the MSCI EAFE Index or the emerging markets index and whether the change is made by the applicable index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable global basket index or the emerging markets index or the method of its calculation as it believes are appropriate to ensure that the final S&P 500® level, final MSCI EAFE level or final emerging markets index level, as applicable, used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the applicable global basket index or the emerging markets index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of the securities of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the global basket indices and the emerging markets index, market disruption events, business days, trading days, the determination date, the stated maturity date, the final S&P 500® level, the final MSCI EAFE level, the final emerging markets index level, the final global basket level, the global basket return, the emerging markets index return, the comparative return, the default amount and amount payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is the initial calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the S&P 500® Index, we mean a day on which (i) the respective principal securities markets for all of the index stocks that underlie the S&P 500® Index are open for trading, (ii) the index sponsor for the S&P 500® Index is open for business and (iii) the S&P 500® Index is calculated and published by the applicable index sponsor.

When we refer to a trading day with respect to the MSCI EAFE Index or the emerging markets index, we mean a day on which (i) the index sponsor for the MSCI EAFE Index or the emerging markets index, as applicable, is open for business and (ii) the MSCI EAFE Index or the emerging markets index, as applicable, is calculated and published by the applicable index sponsor.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any global basket index or the emerging markets index:

•

a suspension, absence or material limitation of trading in shares of the index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the emerging markets index, or any component index thereunder, if applicable, on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable global basket index or the emerging markets index, or to index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the emerging markets index or any component index thereunder, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the emerging markets index or any component index thereunder, if applicable, or option or futures contracts relating to any global basket index or the emerging markets index, or to index stocks constituting 20% or more, by weight, of the S&P 500® Index, the MSCI EAFE Index, the emerging markets index or any component index thereunder, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any global basket index or the emerging markets index, or to any index stock

For this purpose, an “absence of trading” in the primary securities market on which shares of an index stock, or on which option or futures contracts relating to any global basket index or the emerging markets index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of an index stock or in option or futures contracts relating to any global basket index or the emerging markets index or an index stock, if available, in the primary market for shares of that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to shares of that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to shares of that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the applicable global basket index or the emerging markets index in this description of market disruption events includes the applicable global basket index or emerging markets index and any applicable successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of futures and/or other instruments linked to any one or more of the global basket indices, the emerging markets index, the component indices and the index stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked any one or more of the global basket indices, the emerging markets index, the component indices and the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•

expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to any one or more of the global basket indices, the emerging markets index, the component indices and the index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on any one or more of the global basket indices, the emerging markets index, the component indices and the index stocks designed to track the performance of the stock exchanges or other components of the U.S. or global equity markets, and/or

•

may take emerging markets positions in the index stocks or other securities of the kinds described above — i.e., we and/or our affiliates may sell securities of these kinds that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a global or emerging markets position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to any one or more of the global basket indices, emerging markets index, the component indices and the index stocks. We expect these steps to involve sales and purchases of instruments linked to any one or more of the global basket indices, the emerging markets index, the component indices and the index stocks on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the global basket indices, the emerging markets index, the component indices and the index stocks designed to track the performance of the stock exchanges or other components of the U.S. or global equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Indices or the Index Stocks May Impair the Market Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE GLOBAL BASKET INDICES AND THE EMERGING MARKETS INDEX

We have derived all information regarding the indices contained in this prospectus supplement from publicly available information, without independent verification. The sponsor of the S&P 500® Index and the sponsor of the MSCI EAFE Index and the MSCI Emerging Markets Index, respectively, own the copyright and all rights to its applicable index. The sponsor of the S&P 500® Index and the sponsor of the MSCI EAFE Index and MSCI Emerging Markets Index do not have an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of such index sponsor discontinuing or modifying its applicable index, are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated July 16, 2008, or the accompanying prospectus supplement, dated July 16, 2008.

S&P 500® Index

The S&P 500® Index, which we refer to as the S&P 500 Index, includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500 Index is calculated, maintained and published by Standard & Poor’s® (“S&P”), a division of the McGraw-Hill Companies, Inc. Additional information is available on the following website: http://www.standardandpoors.com.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 Index Stocks relative to the S&P 500 Index’s base period of 1941-43, which we refer to as the Base Period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the index stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the S&P 500 Index Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index, which we refer to as “S&P 500 Index Maintenance”.

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus (Price of Rights Offering/Right Ratio)	Yes

Spin-Off	Price of parent company minus (Price of Spin-off Co./Share Exchange Ratio)	Yes

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Index Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Index Stock and consequently of altering the aggregate Market Value of the S&P 500 Index Stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the S&P 500 Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Index Stock, a new S&P 500 Index Divisor, which we refer to as the New S&P 500 Divisor, is derived as follows:

Post-Event Aggregate Market Value = Pre-Event Index Value

        New S&P 500 Divisor

New S&P 500 Divisor =	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

The S&P 500 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices moved to full float adjustment.

MSCI EAFE Index

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

MSCI recently completed previously announced changes to the methodology used in its MSCI International Equity Indices, which includes the MSCI EAFE Index and the MSCI Emerging Markets Index (as described below). On May 30, 2008, the MSCI Standard Indices (which included the MSCI EAFE Index and the MSCI Emerging Markets Index) transitioned to the Global Investable Market Indices, of which methodology is described below.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are, as of the date of this prospectus supplement, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “component securities”) constituting the MSCI indexes for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

MSCI EAFE Index

Index Stock Weighting by Country

as of September 8, 2008

Country	Percentage (%)
Australia	6.4967
Austria	0.5817
Belgium	1.0601
Denmark	0.9996
Finland	1.4229
France	10.7712
Germany	8.9646
Greece	0.6714
Hong Kong	2.2186
Ireland	0.5003
Italy	3.7593
Japan	21.9768
Netherlands	2.7404
New Zealand	0.0990
Norway	0.9427
Portugal	0.2906
Singapore	1.1959
Spain	4.0666
Sweden	2.2307
Switzerland	7.6053
United Kingdom	21.4059
100.0003

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 5:00 P.M. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. Because the MSCI EAFE Index is not a total return index, any dividend payments on the stocks will not be reflected in the level of the index.

Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional component country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full component country index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for component securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full component country index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-component securities, updating the minimum size guidelines for new and existing component securities, as well as changes typically considered for quarterly index reviews. During a full component country index review, securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for component securities changes during quarterly index reviews as discussed above. The results of the annual full component country index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of 0.15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is subject to Currency Exchange Risk. Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI EAFE Index, which is converted into U.S. dollars.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is another stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is intended to provide performance benchmarks for the equity markets in emerging market countries. As of the date of this prospectus supplement, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. The MSCI Emerging Markets Index was launched on December 31, 1987 at an initial value of 100.

The description of the methodology of the MSCI EAFE Index given above is also applicable to the MSCI Emerging Markets Index except that the component countries are different. The MSCI Emerging Markets Index is also subject to the same sort of currency exchange risk as the MSCI EAFE Index.

Historical High, Low and Closing Levels of the Global Basket Indices and the Emerging Markets Index

The closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the indices during any period shown below is not an indication that any index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the indices as an indication of the future performance of the indices. We cannot give you any assurance that the future performance of the indices or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performance of the indices may be less likely to be indicative of the performance of the indices during the period from the trade date until the determination date and of the final level of the indices than would otherwise have been the case. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the global basket indices or the emerging markets index. The actual performance of the global basket indices and the emerging markets index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and final closing levels of the global basket indices and the emerging markets index for each of the four calendar quarters in 2005, 2006 and 2007, and the first three calendar quarters of 2008 through September 8, 2008. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.33
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ended December 31	1565.15	1407.22	1468.36
2008
Quarter ended March 31	1447.16	1273.37	1322.70
Quarter ended June 30	1426.63	1278.38	1280.00
Quarter ending September 30 (through September 8, 2008)	1305.32	1214.91	1267.79

Quarterly High, Low and Closing Levels of the MSCI EAFE Index

	High	Low	Close
2005
Quarter ended March 31	1568.18	1462.16	1503.85
Quarter ended June 30	1518.07	1439.66	1473.72
Quarter ended September 30	1618.84	1450.18	1618.84
Quarter ended December 31	1696.07	1533.92	1680.13
2006
Quarter ended March 31	1841.74	1684.06	1827.65
Quarter ended June 30	1980.26	1681.70	1822.88
Quarter ended September 30	1914.88	1708.45	1885.26
Quarter ended December 31	2074.48	1890.59	2074.48

2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ended September 30	2335.70	2039.86	2300.38
Quarter ended December 31	2388.74	2179.99	2253.36
2008
Quarter ended March 31	2253.36	1913.53	2038.62
Quarter ended June 30	2206.72	1957.23	1967.19
Quarter ending September 30 (through September 8, 2008)	1934.39	1677.89	1728.16

Quarterly High, Low and Closing Levels of the MSCI Emerging Markets Index

	High	Low	Close
2005
Quarter ended March 31	588.68	518.25	548.69
Quarter ended June 30	572.22	526.39	565.17
Quarter ended September 30	661.32	562.60	661.32
Quarter ended December 31	707.68	603.73	706.48
2006
Quarter ended March 31	791.85	707.01	787.80
Quarter ended June 30	881.52	665.28	747.54
Quarter ended September 30	789.97	710.33	778.17
Quarter ended December 31	912.65	774.39	912.65
2007
Quarter ended March 31	943.88	844.18	929.03
Quarter ended June 30	1066.99	928.13	1059.69
Quarter ended September 30	1204.90	956.86	1204.90
Quarter ended December 31	1338.49	1183.93	1245.59
2008
Quarter ended March 31	1245.95	1041.06	1104.58
Quarter ended June 30	1249.73	1084.79	1087.12
Quarter ending September 30 (through September 8, 2008)	1068.75	873.68	900.47

Hypothetical Historical Global Basket Return and Emerging Markets Index Return

The following chart shows a graphical representation of the hypothetical historical global basket return and emerging markets index return for the five-year period ending on September 8, 2008, calculated based on the following assumptions. For the chart below, we have assumed that each of the initial S&P 500® level, the initial MSCI EAFE level and the initial emerging markets index level is equal to the closing level of the S&P 500® Index, the MSCI EAFE Index or the emerging markets index, as the case may be, on September 8, 2008, and that the SPX multiplier and MXEA multiplier were set so that the final global basket level as of September 8, 2008 would equal the initial global basket level of 100. Based on (i) such assumed initial S&P 500® level, initial MSCI EAFE level, initial emerging markets index level, SPX multiplier and MXEA multiplier and (ii) the actual closing levels of the S&P 500® Index, the MSCI EAFE Index and the emerging markets index, we calculated the global basket return and emerging markets index return for the five-year period ending on September 8, 2008.

In the chart above, during any periods when the hypothetical historical global basket return (represented by the blue line) appears above the hypothetical historical emerging markets index return (represented by the pink line), the amount payable on the notes would have exceeded the face amount of the notes, had the notes been previously outstanding and matured. Conversely, during any periods when the hypothetical historical global basket return appears below the hypothetical historical emerging markets index return, the amount payable on the notes would have been less than the face amount of the notes, had the notes been previously outstanding and matured.

The chart above is provided for purposes of illustration only. The chart is based on assumptions that may not prove to be accurate. Also, past results do not guarantee future performance.

License Agreements

We, or Goldman, Sachs & Co., have entered, or expect to enter into, non-exclusive license agreements with the index sponsors whereby we and our affiliates, in exchange for a fee, will be permitted to use the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets Index in connection with the offer and sale of the offered notes. Except to the extent that we are one of the 500 companies whose common stock comprises the S&P 500® Index, we are not affiliated with the index sponsors; the only relationship between the index sponsors and us is the licensing of the use of such indices and trademarks relating to the indices.

Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the global basket indices or the emerging markets index or any successor index.

License Agreement for the S&P 500® Index

Standard & Poor’s and Goldman, Sachs & Co. have entered into a nontransferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the S&P 500 Index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.

The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw-Hill Companies, Inc. Standard & Poor’s has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor’s only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor’s and of the use of the index which is determined, composed and calculated by Standard & Poor’s without regard to Goldman Sachs or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

License Agreement for the MSCI EAFE Index and the MSCI Emerging Markets Index

We have entered or expect to enter into a non-exclusive license agreement with MSCI Inc., whereby The Goldman Sachs Group, Inc., in exchange for a fee, will be permitted to use the MSCI EAFE Index and the MSCI Emerging Markets in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group, Inc. is or will be the licensing of the use of the MSCI EAFE Index and the MSCI Emerging Markets Index and trademarks relating to the MSCI EAFE Index and the MSCI Emerging Markets Index.

The MSCI indexes are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI Inc. (“MSCI”) OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED OR WILL BE LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS)

EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the offered notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax characterization of the notes

You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract with respect to the global basket indices and the emerging markets index. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

You should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note — and then determining a projected payment schedule as of the issue date that would produce the comparable yield. These rules will have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that your notes will be characterized as described above, but that any gain or loss that you recognize upon the maturity of your notes should be ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterizations and of any possible alternative characterizations of your notes for United States federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as your notes including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis, and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to treat the notes for

U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from note.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on             ,         , which is the tenth scheduled business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the notes are expected to initially settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-15
Use of Proceeds and Hedging	S-22
The Global Basket Indices and the Emerging Markets Index	S-23
Supplemental Discussion of Federal Income Tax Consequences	S-36
Employee Retirement Income Security Act	S-39
Supplemental Plan of Distribution	S-40

Prospectus Supplement dated July 16, 2008

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-21
Supplemental Plan of Distribution	S-22
Validity of the Notes	S-24

Prospectus dated July 16, 2008

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	89
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Securities Issued in Bearer Form	100
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	107
Considerations Relating to Capital Securities	110
United States Taxation	113
Plan of Distribution	136
Employee Retirement Income Security Act	139
Validity of the Securities	139
Experts	140
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Index-Linked Notes due

(Linked to the Return of a Global Basket

of Two Indices versus an Emerging Markets Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.